Exhibit 3.1

ARTICLES OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
REZOLUTE, INC.

Rezolute, Inc. (the “Corporation”), a Corporation duly organized and existing under the Nevada Revised Statutes (the “NRS”), does hereby certify:

FIRST: The amendment to the Corporation’s Articles of Incorporation, set forth below, was duly adopted by written consent of the Board of Directors of the Corporation on May 13, 2022 in accordance with the provisions of Section 78.390 of the NRS and was approved by the stockholders at an annual meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Sections 78.310 through 78.375 of the NRS, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SECOND: Article FOURTH, Section A of the Corporation’s Articles of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred Million Four Hundred Thousand (100,400,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Four Hundred Thousand (400,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.”

THIRD: The foregoing amendment shall be effective on June 16, 2022 at 4:15 pm MT.

FOURTH: Except as herein amended, the Corporation’s Articles of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Corporation’s Articles of Incorporation of Rezolute, Inc. to be executed by a duly authorized officer on June 15, 2022.

REZOLUTE, INC.

By:

/s/ Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer